Exhibit 99.1

Angi Announces Two Appointments to Board of Directors

New Directors Will Bring Additional HR, Tech, Marketplace, and Operational Expertise to Angi Board

DENVER, November 18, 2021 -- Today, Angi (NASDAQ: ANGI) the leading and comprehensive solution for everything home, announced the appointment of Sandra Buchanan Hurse, Managing Director, Chief Human Resources Officer of GCM Grosvenor, and Jeremy G. Philips, general partner of Spark Capital, to its Board of Directors.

The Angi board evaluates its membership and composition regularly to ensure it is representative of its customers and includes the necessary skills, experience, and perspective to drive continued growth for shareholders.

“We are pleased to welcome Ms. Hurse and Mr. Philips to the Angi board and know their experience, expertise and perspective will positively influence the future of Angi,” said Oisin Hanrahan, Chief Executive Officer, Angi. “At Angi, we want to both revolutionize how people care for their homes and create new growth opportunities for the businesses providing these essential services—we can’t accomplish that without the best people steering us and advising us along the way.”

Ms. Hurse will serve on the Executive Compensation and Compensation Committees, bringing key HR expertise to the board. Mr. Philips will serve on the Audit Committee, bringing tech, marketplace, and operational expertise to the board.

“I am looking forward to joining the board of an organization like Angi, where people are not only central to their mission, values and culture, but key to driving their growth and leadership in this $590B industry,” said Ms. Hurse. “I know my expertise in human resources, talent management and people operations will be a valuable addition to Angi.”

“With my experience molding and shaping tech companies, I am excited to join the Angi board,” said Mr. Philips. “Angi has a huge opportunity to redefine home services and how people care for their homes. As one of the last spaces digitizing, I know my experience will help positively shape Angi moving forward.”

In addition to Ms. Hurse and Mr. Philips, Angi’s Board of Directors includes: Joey Levin, Chairman of the Board and CEO of IAC; Oisin Hanrahan, CEO, Angi; Tom Evans, former President and CEO, Bankrate; Alesia Haas, CFO, Coinbase Global; Angie Hicks, Chief Customer Officer, Angi; Glenn Schiffman, CFO, Fanatics; Mark Stein, EVP and Chief Strategy Officer, IAC; Suzy Welch, journalist and author; Gregg Winiarski, former General Counsel and Secretary, IAC; and Kendall Handler, SVP and General Counsel, IAC.

Angi also announced that Yilu Zhao, who has served on Angi’s Board of Directors since September 2017, has stepped down from the Board. Mr. Hanrahan stated, “On behalf of the entire Board of Directors, we thank Ms. Zhao for her service to Angi, and wish her well in her future endeavors.”

About Sandra Buchanan Hurse

Sandra Buchanan Hurse has served as Managing Director, Chief Human Resources Officer of GCM Grosvenor, a leading global alternative asset firm, since May 2018. In this role, Ms. Hurse is responsible for overseeing GCM Grosvenor’s global human resources function, together with its office and real estate services. In addition to her role as Chief Human Resources Officer, Ms. Hurse serves as a member of GCM Grosvenor’s Office of the Chairman, as well as a member of the firm’s Environmental, Social and Governance and Diversity, Equity and Inclusion committees.

Prior to her tenure at GCM Grosvenor, Ms. Hurse held various positions at Bank of America from 2013 and 2018, most recently serving as the Global Head of Human Resources for Corporate and Investment Banking. Prior to her tenure at Bank of America, Ms. Hurse held leadership roles in Talent Management and Talent Acquisition at Goldman Sachs & Co. from 2006 to 2013 and JP Morgan Chase & Co. from 1998 to 2006.

In her not-for-profit affiliations, Ms. Hurse serves as a member of the board and the Human Resources Committee of The Harlem School of Arts, a member of the Council for Urban Professionals and as co-chair of its Nominating Committee and a member of the board and Finance Committee of the Thurgood Marshall College Fund. Ms. Hurse received a B.B.A in Finance and Sociology from Bernard M. Baruch College and a M.B.A in Marketing from the University of Michigan.

About Jeremy G. Philips

Jeremy G. Philips has been a general partner of Spark Capital, a venture capital firm responsible for early-stage funding of technology startups, since May 2014. From January 2012 until May 2014, Mr. Philips invested in various private technology companies.

From June 2010 to January 2012, Mr. Philips served as the Chief Executive Officer of Photon Group Limited, a holding company listed on the Australian Securities Exchange. From July 2004 to March 2010, Mr. Philips held various positions of increasing responsibility with News Corporation, most recently serving as an Executive Vice President in the Office of the Chairman. Prior to his tenure at News Corporation, among other roles, Mr. Philips co-founded and served a Vice-Chairman of ecorp, a publicly traded Internet holding company.

Mr. Philips serves on the boards of directors of Affirm Holdings, Inc., a publicly traded online payment platform based on trust, transparency and putting people first, and TripAdvisor, Inc., a publicly traded online travel research company, as well as several private Internet companies. Mr. Philips also serves as an adjunct professor at Columbia Business School and holds a B.A. and LL.B. from the University of New South Wales and an MPA from the Harvard Kennedy School of Government.

About Angi

Angi (NASDAQ: ANGI) is your home for everything home—a comprehensive solution for all your home needs. From repairs and renovations to products and financing, Angi is transforming every touch point in the customer journey. With over 25 years of experience and a network of more than 250,000 pros, we have helped more than 150 million people with their home needs. Angi is your partner for every part of your home care journey.

Angi Corporate Communications

Mallory Micetich

(303) 963-8352